Exhibit 99.1

Release:	4:05 P.M. October 17, 2024

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Third Quarter 2024 Results

Strong Operating Results Underscored By Increased Net Interest Margin

Financial Highlights

●The net interest margin for the third quarter of 2024 was 3.62%, an increase of 18 basis points compared to 3.44% for the second quarter of 2024.
●Total loans at September 30, 2024 were $5.9 billion, an increase of $58.2 million from June 30, 2024 and $542.6 million from September 30, 2023.
●Total deposits at September 30, 2024 were $6.3 billion, an increase of $100.2 million from June 30, 2024 and $748.3 million from September 30, 2023.
●Diluted earnings per share of $1.08 for the third quarter of 2024, compared to $1.50 for the second quarter of 2024. Third quarter earnings included $12.6 million of pre-tax expenses related to a $10 million regulatory reserve, our Modern Banking in Motion digital transformation initiative, the Global Payments Group (“GPG”) wind down, and other regulatory remediation costs, all of which impacted diluted earnings per share by $0.78.
●Asset quality continues to be stable. The ratio of non-performing loans to total loans was 0.53% at September 30, 2024, unchanged from the prior linked quarter.
●Liquidity remains strong. At September 30, 2024, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.1 billion, which represented 212% of uninsured deposits.
●The Company and Bank are “well capitalized” under applicable regulatory guidelines, with total risk-based capital ratios of 13.2% and 12.9%, respectively, at September 30, 2024, well above regulatory minimums.

NEW YORK, October 17, 2024 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $12.3 million, or $1.08 per diluted common share, for the third quarter of 2024 compared to $16.8 million, or $1.50 per diluted common share, for the second quarter of 2024, and $22.1 million, or $1.97 per diluted common share, for the third quarter of 2023.

Mark DeFazio, President and Chief Executive Officer, commented,

“The commercial bank continues to report strong underlying business fundamentals and financial performance. Our net interest income increased 6% quarter over quarter and 12% year to date supported by continued strength and growth in our net interest margin. We continue to deliver on deposit growth despite the challenging operating environment. Importantly, our year to date results highlight our ability to manage in a dynamic environment and we expect our financial results to benefit from the recent reduction in the Fed Funds target rate and any additional monetary policy easing in the future.

“We remain laser focused on the exit from the GPG vertical and continue to make investments in the buildout of our risk management framework and personnel. We have reserved $10 million to resolve an investigation with a state agency connected to a fintech client we last worked with in 2020. With matters such as this behind us, as well as a full exit from GPG, we believe that the Bank is well positioned to deliver financial outperformance relative to our peers.”

Balance Sheet

Total cash and cash equivalents were $318.5 million at September 30, 2024, an increase of $73.8 million, or 30.2%, from June 30, 2024 and an increase of $141.1 million, or 79.6%, from September 30, 2023. The increase from June 30, 2024, primarily reflects a $100.2 million increase in deposits. The increase from September 30, 2023, primarily reflects a $748.3 million increase in deposits, partially offset by an increase in the loan book of $542.6 million and a $105.1 million decrease in wholesale funding.

Total loans, net of deferred fees and unamortized costs, were $5.9 billion at September 30, 2024, an increase of $58.2 million, or 1.0%, from June 30, 2024, and an increase of $542.6 million, or 10.1%, from September 30, 2023. Loan production was $460.6 million for the third quarter of 2024 compared to $290.8 million for the prior linked quarter and $333.5 million for the prior year period. The increase in total loans from June 30, 2024 was due primarily to an increase of $116.7 million in commercial real estate (“CRE”) loans (including owner-occupied), partially offset by a decrease of $51.0 million of multi-family loans. The increase in total loans from September 30, 2023 was due primarily to an increase of $460.0 million in CRE loans (including owner-occupied) and $92.9 million in commercial and industrial loans.

Total deposits were $6.3 billion at September 30, 2024, an increase of $100.2 million, or 1.6%, from June 30, 2024, and an increase of $748.3 million, or 13.6%, from September 30, 2023. The increase from June 30, 2024 was due primarily to an increase of $133.4 million in property manager deposits and $105.6 million in retail deposits, partially offset by a $122.0 million decrease in GPG deposits. The increase in deposits from September 30, 2023, was due to broad based increases across most of the Bank’s various deposit verticals.

At September 30, 2024, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.1 billion. The Company and the Bank each met all the requirements to be considered “well capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 353.3% of total risk-based capital at September 30, 2024, compared to 358.4% and 374.8% at June 30, 2024 and September 30, 2023, respectively.

Income Statement

Financial Highlights

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Total revenues(1)	$71,518	$67,678	$60,070	$205,909	$187,184
Net income (loss)	$12,266	$16,799	$22,063	45,268	62,700
Diluted earnings (loss) per common share	$1.08	$1.50	$1.97	4.04	5.61
Return on average assets(2)	0.67%	0.92%	1.33%	0.83%	1.31%
Return on average equity(2)	6.9%	9.9%	13.9%	8.8%	13.7%
Return on average tangible common equity(2), (3), (4)	7.0%	10.1%	14.1%	9.0%	13.9%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.
(4)	Net income divided by average tangible common equity.

Net Interest Income

Net interest income for the third quarter of 2024 was $65.2 million compared to $61.5 million for the prior linked quarter and $53.6 million for the prior year period. The $3.7 million increase from the prior linked quarter was due primarily to an increase in the average balance of loans and an increase in the yield on loans, partially offset by a decrease in the average balance of overnight deposits and a modest increase in the cost of funds. The $11.7 million increase from the prior year period was due primarily to an increase in the average balance of loans, an increase in loan yields, and a decrease in the average balance of borrowed funds, partially offset by an increase in the average balance of deposits and an increase in the cost of funds.

Net Interest Margin

Net interest margin for the third quarter of 2024 was 3.62% compared to 3.44% and 3.27% for the prior linked quarter and prior year period, respectively. The 18 basis point increase from the prior linked quarter was driven largely by an increase in the average balance of loans and an increase in loan yields in combination with elevated prepayment  penalties and deferred fee recognition as a result of an increased level of loan payoffs, partially offset by an increase in the cost of funds. The 35 basis point increase from the prior year period was due primarily to an increase in the average balance of loans, an increase in loan yields, and a decrease in the average balance of borrowed funds, partially offset by an increase in the average balance of deposits and an increase in the cost of funds.

The total cost of funds for the third quarter of 2024 was 339 basis points compared to 334 basis points and 303 basis points for the prior linked quarter and prior year period, respectively. The increase from the prior linked quarter reflects the continued effects of high short-term interest rates and the intense competition for deposits, as well as the runoff of lower cost GPG deposits replaced with market rate deposits. The increase from the prior year period reflects the continued effects of high short-term interest rates, the intense competition for deposits, and a shift from non-interest bearing deposits to interest bearing funding primarily related to the exit from the crypto-related deposit vertical during 2023.

Non-Interest Income

Non-interest income was $6.3 million for the third quarter of 2024, an increase of $146,000 from the prior linked quarter and a decrease of $228,000 from the prior year period. The increase from the prior linked quarter was driven primarily by an increase in wire and letter of credit fees, partially offset by the continuing decline in GPG revenue as that business is wound down. The decrease from the prior year period was driven primarily by lower GPG revenue, partially offset by an increase in service charges on deposit accounts.

Non-Interest Expense

Non-interest expense was $51.3 million for the third quarter of 2024, an increase of $9.0 million from the prior linked quarter and an increase of $20.3 million from the prior year period. The $9.0 million increase from the prior linked quarter was due primarily to the pre-tax $10 million regulatory reserve and a $1.4 million increase in compensation and benefits, partially offset by a $2.2 million decline in professional fees. The $20.3 million increase from the prior year period was due primarily to the pre-tax $10 million regulatory reserve, $2.7 million increase in compensation and benefits related to the increase in number of employees, and $1.8 million increase in technology costs related to the digital transformation initiative.

Income Tax Expense

The effective tax rate for the third quarter of 2024 was 30.2% compared to 29.7% for the prior linked quarter and 22.2% for the prior year period. The effective tax rate for the prior year period reflects a discrete tax item related to the exercise of stock options in the third quarter of 2023 and the reversal of the regulatory settlement reserve in that period.

Asset Quality

Credit quality remains stable. The ratio of non-performing loans to total loans was 0.53% at September 30, 2024 and June 30, 2024. The ratio of non-performing loans to total loans was 0.58% at September 30, 2023.

The allowance for credit losses was $62.5 million at September 30, 2024, an increase of $2.5 million from June 30, 2024, which reflects loan growth production and a modest increase in the duration of the loan book.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Friday, October 18, 2024, to discuss the results. To access the event by telephone, please dial 800-445-7795 (US), 785-424-1699 (INTL), and provide conference ID: MCBQ324 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software. For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market and corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks and Credit Unions 2024. The Bank was ranked by Independent Community Bankers of America among the top ten successful loan producers for 2024 by loan category and asset size for commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 25, 2024. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Board of Governors of the Federal Reserve System; inflation; an unexpected deterioration in our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio; further deterioration in the financial condition or stock prices of financial institutions generally; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; the lingering effects of the COVID-19 pandemic on our business and results of operation; unanticipated regulatory action or changes in regulations; potential recessionary conditions; unanticipated volatility in deposits; unexpected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans; our ability to absorb the amount of actual losses inherent in our existing loan portfolio; an unanticipated loss of key personnel or existing customers; competition from other institutions resulting in unanticipated changes in our loan or deposit rates; an unexpected adverse financial, regulatory or bankruptcy event experienced by our non-bank financial service partners; unanticipated increases in FDIC costs; changes in regulations, legislation or tax or accounting rules, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury; impacts related to or resulting from recent bank failures; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance, the credit and other risks from borrower and depositor concentrations (by geographic area and by industry); the current or anticipated impact of military conflict, terrorism or other geopolitical events; the costs, including possibly incurring fines, penalties or other negative effects (including reputational harm), of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions; a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks; the failure to maintain current technologies, or to implement new technologies; the failure to maintain effective internal controls over financial reporting; the failure to retain or attract employees; and unanticipated adverse changes in our customers’ economic conditions or general economic conditions, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
(in thousands)	2024	2024	2024	2023	2023
Assets
Cash and due from banks	$16,674	$18,152	$34,037	$31,973	$36,438
Overnight deposits	301,804	226,510	500,366	237,492	140,929
Total cash and cash equivalents	318,478	244,662	534,403	269,465	177,367
Investment securities available-for-sale	510,966	504,748	497,789	461,207	429,850
Investment securities held-to-maturity	438,445	449,368	460,249	468,860	478,886
Equity investment securities, at fair value	5,213	2,122	2,115	2,123	2,015
Total securities	954,624	956,238	960,153	932,190	910,751
Other investments	26,586	26,584	32,669	38,966	35,015
Loans, net of deferred fees and unamortized costs	5,897,119	5,838,892	5,719,218	5,624,797	5,354,487
Allowance for credit losses	(62,493)	(60,008)	(58,538)	(57,965)	(52,298)
Net loans	5,834,626	5,778,884	5,660,680	5,566,832	5,302,189
Receivables from global payments business, net	96,048	90,626	93,852	87,648	79,892
Other assets	172,996	168,597	171,614	172,571	178,145
Total assets	$7,403,358	$7,265,591	$7,453,371	$7,067,672	$6,683,359

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,780,305	$1,883,176	$1,927,629	$1,837,874	$1,746,626
Interest-bearing deposits	4,489,602	4,286,486	4,309,913	3,899,418	3,774,963
Total deposits	6,269,907	6,169,662	6,237,542	5,737,292	5,521,589
Federal funds purchased	—	—	—	99,000	—
Federal Home Loan Bank of New York advances	150,000	150,000	300,000	440,000	355,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	107,478	107,514	107,549	7,585	7,621
Prepaid third-party debit cardholder balances	21,970	22,631	18,685	10,178	10,297
Other liabilities	118,192	102,760	95,434	93,976	133,322
Total liabilities	6,688,167	6,573,187	6,779,830	6,408,651	6,048,449

Common stock	112	112	112	111	110
Additional paid in capital	397,963	395,520	393,341	395,871	393,544
Retained earnings	361,243	348,977	332,178	315,975	301,407
Accumulated other comprehensive gain (loss), net of tax effect	(44,127)	(52,205)	(52,090)	(52,936)	(60,151)
Total stockholders’ equity	715,191	692,404	673,541	659,021	634,910
Total liabilities and stockholders’ equity	$7,403,358	$7,265,591	$7,453,371	$7,067,672	$6,683,359

Consolidated Statement of Income (unaudited)

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Total interest income	$120,454	$115,761	$97,897	$348,550	$270,138
Total interest expense	55,221	54,222	44,340	162,069	104,296
Net interest income	65,233	61,539	53,557	186,481	165,842
Provision for credit losses	2,691	1,538	791	4,757	5,742
Net interest income after provision for credit losses	62,542	60,001	52,766	181,724	160,100

Non-interest income
Service charges on deposit accounts	2,135	2,094	1,463	6,092	4,400
Global Payments Group revenue	3,500	3,686	4,247	11,255	14,828
Other income	650	359	803	2,081	2,114
Total non-interest income	6,285	6,139	6,513	19,428	21,342

Non-interest expense
Compensation and benefits	19,885	18,532	17,208	58,244	48,751
Bank premises and equipment	2,471	2,322	2,396	7,136	7,027
Professional fees	4,745	6,916	3,873	17,633	13,033
Technology costs	2,969	3,043	1,171	9,023	3,966
Licensing fees	3,411	3,180	3,504	9,867	9,180
FDIC assessments	2,950	2,925	1,984	8,800	6,438
Regulatory settlement reserve	10,000	—	(3,021)	10,000	(5,521)
Other expenses	4,826	5,339	3,809	14,711	11,517
Total non-interest expense	51,257	42,257	30,924	135,414	94,391

Net income before income tax expense	17,570	23,883	28,355	65,738	87,051
Income tax expense	5,304	7,084	6,292	20,470	24,351
Net income (loss)	$12,266	$16,799	$22,063	$45,268	$62,700

Earnings per common share:
Average common shares outstanding:
Basic	11,193,063	11,192,936	11,039,363	11,173,214	11,060,051
Diluted	11,312,773	11,199,736	11,136,873	11,208,471	11,123,348
Basic earnings (loss)	$1.10	$1.50	$1.99	$4.05	$5.64
Diluted earnings (loss)	$1.08	$1.50	$1.97	$4.04	$5.61

Loan Production, Asset Quality & Regulatory Capital

	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2024	2024	2024	2023	2023
LOAN PRODUCTION (in millions)	$460.6	$290.8	$269.6	$342.5	$333.5

ASSET QUALITY (in thousands)
Non-accrual loans:
Commercial real estate	$24,000	$24,000	$44,939	$44,939	$24,000
Commercial and industrial	6,989	6,989	6,989	6,934	6,934
Consumer	—	—	—	24	24
Total non-accrual loans	$30,989	$30,989	$51,928	$51,897	$30,958
Non-accrual loans to total loans	0.53%	0.53%	0.91%	0.92%	0.58%
Allowance for credit losses	$62,493	$60,008	$58,538	$57,965	$52,298
Allowance for credit losses to total loans	1.06%	1.03%	1.02%	1.03%	0.98%
Charge-offs	$(122)	$(16)	$(3)	$(946)	$(129)
Recoveries	$2	$—	$2	$—	$—
Net charge-offs/(recoveries) to average loans (annualized)	0.01%	—%	—%	0.07%	0.01%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	10.6%	10.3%	10.3%	10.6%	10.7%
Metropolitan Commercial Bank	10.3%	10.1%	10.1%	10.3%	10.5%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	11.9%	11.7%	11.6%	11.5%	11.8%
Metropolitan Commercial Bank	11.9%	11.8%	11.7%	11.5%	11.9%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	12.2%	12.1%	11.9%	11.8%	12.2%
Metropolitan Commercial Bank	11.9%	11.8%	11.7%	11.5%	11.9%

Total Risk-Based:
Metropolitan Bank Holding Corp.	13.2%	13.0%	12.9%	12.8%	13.1%
Metropolitan Commercial Bank	12.9%	12.8%	12.6%	12.5%	12.8%

Performance Measures

	Three months ended			Nine months ended
	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023
Net income per consolidated statements of income	$12,266	$16,799	$22,063	$45,268	$62,700
Less: Earnings allocated to participating securities	—	—	(118)	—	(285)
Net income (loss) available to common shareholders	$12,266	$16,799	$21,945	$45,268	$62,415

Per common share:
Basic earnings (loss)	$1.10	$1.50	$1.99	$4.05	$5.64
Diluted earnings (loss)	$1.08	$1.50	$1.97	$4.04	$5.61
Common shares outstanding:
Period end	11,194,411	11,192,936	11,062,729	11,194,411	11,062,729
Average fully diluted	11,312,773	11,199,736	11,136,873	11,208,471	11,123,348
Return on:(1)
Average total assets	0.67%	0.92%	1.33%	0.83%	1.31%
Average equity	6.9%	9.9%	13.9%	8.8%	13.7%
Average tangible common equity(2), (3)	7.0%	10.1%	14.1%	9.0%	13.9%
Yield on average earning assets(1)	6.68%	6.47%	5.99%	6.52%	5.75%
Total cost of deposits(1)	3.32%	3.26%	2.74%	3.25%	2.22%
Net interest spread(1)	1.93%	1.77%	1.67%	1.82%	1.87%
Net interest margin(1)	3.62%	3.44%	3.27%	3.49%	3.53%
Net charge-offs as % of average loans(1)	0.01%	—%	0.01%	—%	0.01%
Efficiency ratio(4)	71.7%	62.4%	51.5%	65.8%	50.4%

(1)Annualized

(2)Net income divided by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Sept. 30, 2024			Jun. 30, 2024			Sept. 30, 2023
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$5,889,298	$111,286	7.52%	$5,754,283	$104,594	7.31%	$5,283,114	$90,666	6.80%
Available-for-sale securities	581,529	3,350	2.29	589,825	3,353	2.29	527,673	2,261	1.71
Held-to-maturity securities	444,842	2,061	1.84	456,078	2,124	1.87	497,682	2,412	1.94
Equity investments	3,164	23	2.89	2,431	16	2.59	2,387	13	2.20
Overnight deposits	231,946	3,223	5.53	369,169	5,167	5.63	124,211	1,783	5.62
Other interest-earning assets	26,584	511	7.65	27,301	506	7.45	36,952	762	8.24
Total interest-earning assets	7,177,363	120,454	6.68	7,199,087	115,761	6.47	6,472,019	97,897	5.99
Non-interest-earning assets	180,748			182,234			170,195
Allowance for credit losses	(60,608)			(58,841)			(52,357)
Total assets	$7,297,503			$7,322,480			$6,589,857
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$4,314,237	51,266	4.73	$4,319,340	50,236	4.68	$3,465,347	35,969	4.12
Certificates of deposit	41,028	471	4.57	37,084	318	3.45	38,937	265	2.70
Total interest-bearing deposits	4,355,265	51,737	4.73	4,356,424	50,554	4.67	3,504,284	36,234	4.10
Borrowed funds	270,633	3,484	5.12	287,104	3,667	5.14	572,456	8,106	5.66
Total interest-bearing liabilities	4,625,898	55,221	4.75	4,643,528	54,222	4.70	4,076,740	44,340	4.32
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,851,497			1,879,213			1,734,956
Other non-interest-bearing liabilities	113,666			119,675			146,956
Total liabilities	6,591,061			6,642,416			5,958,652
Stockholders' equity	706,442			680,064			631,205
Total liabilities and equity	$7,297,503			$7,322,480			$6,589,857
Net interest income		$65,233			$61,539			$53,557
Net interest rate spread (3)			1.93%			1.77%			1.67%
Net interest margin (4)			3.62%			3.44%			3.27%
Total cost of deposits (5)			3.32%			3.26%			2.74%
Total cost of funds (6)			3.39%			3.34%			3.03%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Nine months ended
	Sept. 30, 2024			Sept. 30, 2023
	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$5,780,539	$318,262	7.35%	$5,016,075	$247,142	6.58%
Available-for-sale securities	578,891	9,660	2.23	526,156	6,435	1.63
Held-to-maturity securities	455,358	6,357	1.86	507,771	7,391	1.94
Equity investments	2,672	54	2.67	2,375	38	2.12
Overnight deposits	299,455	12,544	5.60	189,552	7,353	5.12
Other interest-earning assets	29,095	1,673	7.68	32,166	1,779	7.37
Total interest-earning assets	7,146,010	348,550	6.52	6,274,095	270,138	5.75
Non-interest-earning assets	182,738			161,592
Allowance for credit losses	(59,326)			(48,693)
Total assets	$7,269,422			$6,386,994
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$4,243,887	$148,114	4.66	$3,099,908	$85,099	3.67
Certificates of deposit	37,472	1,064	3.79	45,874	911	2.66
Total interest-bearing deposits	4,281,359	149,178	4.65	3,145,782	86,010	3.66
Borrowed funds	331,486	12,891	5.19	451,063	18,286	5.41
Total interest-bearing liabilities	4,612,845	162,069	4.69	3,596,845	104,296	3.88
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,856,061			2,032,011
Other non-interest-bearing liabilities	115,199			144,712
Total liabilities	6,584,105			5,773,568
Stockholders' equity	685,317			613,426
Total liabilities and equity	$7,269,422			$6,386,994
Net interest income		$186,481			$165,842
Net interest rate spread (3)			1.82%			1.87%
Net interest margin (4)			3.49%			3.53%
Total cost of deposits (5)			3.25%			2.22%
Total cost of funds (6)			3.35%			2.48%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest bearing deposits.

(6)  Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data					Nine months ended
(dollars in thousands,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
except per share data)	2024	2024	2024	2023	2023	2024	2023
Average assets	$7,297,503	$7,322,480	$7,185,768	$6,861,335	$6,589,857	$7,269,422	$6,386,994
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$7,287,770	$7,312,747	$7,176,035	$6,851,602	$6,580,124	$7,259,689	$6,377,261

Average common equity	$706,442	$680,064	$667,009	$643,257	$631,205	$685,317	$613,426
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$696,709	$670,331	$657,276	$633,524	$621,472	$675,584	$603,693

Total assets	$7,403,358	$7,265,591	$7,453,371	$7,067,672	$6,683,359	$7,403,358	$6,683,359
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$7,393,625	$7,255,858	$7,443,638	$7,057,939	$6,673,626	$7,393,625	$6,673,626

Common equity	$715,191	$692,404	$673,541	$659,021	$634,910	$715,191	$634,910
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$705,458	$682,671	$663,808	$649,288	$625,177	$705,458	$625,177

Common shares outstanding	11,194,411	11,192,936	11,191,958	11,062,729	11,062,729	11,194,411	11,062,729
Book value per share (GAAP)	$63.89	$61.86	$60.18	$59.57	$57.39	$63.89	$57.39
Tangible book value per share (non-GAAP) (1)	$63.02	$60.99	$59.31	$58.69	$56.51	$63.02	$56.51

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.